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                                                                    Exhibit 99.1


NEWS FROM . . .

[GREENWICH LOGO]


 GENERAL ELECTRIC COMPANY'S ACQUISITION OF GREENWICH AIR SERVICES CLEARED BY

             DEPARTMENT OF JUSTICE; TRANSACTION DATES ANNOUNCED


Miami, Florida -- August 20, 1997 -- Greenwich Air Services, Inc. (Nasdaq: GASIA and GASIB) today announced that the Department of Justice has cleared General Electric Company's previously announced acquisition of Greenwich.

The following are pertinent dates for completion of the transaction, which is anticipated to close on September 2nd:

Friday, August 15 -- Thursday, August 28: Valuation period for determining the "Average GE Share Price," as defined in the Merger Agreement, for calculating the estimated number of shares of GE Common Stock that will be issued in exchange for Greenwich Common Stock;

Friday, August 29 at 5:00 p.m., Eastern Daylight Time -- Expiration date for election to receive cash in lieu of GE Common Stock on the terms and conditions of the Merger Agreement;


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Tuesday, September 2 -- Close of transaction.


For a complete explanation of cash election rights and stock valuation, stockholders are advised to refer to the Proxy Statement/Prospectus, including the Merger Agreement, among Greenwich, General Electric, and General Electric's merger subsidiary, mailed in conjunction with the Special Meeting of Stockholders of Greenwich held on August 11, 1997.

For further information concerning the estimated number of shares of GE Common Stock that will be issued in exchange for Greenwich Common Stock, stockholders should call toll-free, (888) 216-9369.

Greenwich Air Services, based in Miami, Florida, is a diversified, independent jet engine maintenance and overhaul company with nine locations, principally in the United States and Scotland. Greenwich primarily services large commercial aircraft engines, as well as marine and industrial aeroderivative engines produced by the world's leading manufacturers. Greenwich has approximately 3,000 employees.

GE Engine Services, Inc., a wholly-owned subsidiary of General Electric Company based in Evendale, Ohio, is a provider of overhaul and repair of aircraft engines, components, and accessories, with facilities in the United States, Wales, Brazil, and Singapore. With approximately 6,200 employees worldwide, GE Engine Services in 1996 had revenues of approximately $2.3 billion.


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FOR MORE INFORMATION, CONTACT:

Greenwich Air Services, Inc.
Eugene P. Conese, Jr., President & COO   (305) 526-7095
Robert J. Vanaria, CFO                   (305) 870-8090
Sara L. Wilkins, Director of I.R.        (305) 870-7910 or
                                         (800) 736-0800, ext. 7910


** Please visit Greenwich's Web site at www.businesswire.com/cnn/gasia.htm.


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Business Wire's News-On-Demand fax service. Please call (888) 329-5518
(toll-free) for a complete listing.